EXHIBIT 10.19

Base Salaries for Fiscal Year 2012, Cash Bonuses for Fiscal Year 2011 and 2012 Equity Compensation Awards

Name and Title	2012 Salary	2011 Bonus	2012 Stock Option Grant (1) (shares)	2012 Restricted Stock Units (2) (shares)	2012 Performance Based Restricted Stock Units (3) (shares)
N. Anthony Coles, M.D.	$740,000	$946,350	(4)	(4)	(5)
President and Chief Executive Officer

Matthew K. Fust	$467,900	$289,344	(6)	(6)	17,150
Executive Vice President and Chief Financial Officer

Laura Brege (7)	$0	$306,873	—	—	—
Executive Vice President, Corporate Affairs

Ted W. Love, M.D.	$526,800	$329,225	(6)	(6)	17,150
Executive Vice President, Research & Development & Technical Operations

Kaye Foster-Cheek	$360,700	$204,039	(6)	(6)	11,000
Senior Vice President, Global Human Resources

(1)	One-eighth of the shares subject to the stock options will vest on the six month anniversary of the date of grant and the remaining shares will vest in equal monthly installments over the following 42 months. The stock options will have an exercise price per share equal to the fair market value of one share of the common stock of Onyx Pharmaceuticals, Inc. (“Onyx”) on the effective date of the grant, March 30, 2012 (equal to the closing sales price for the stock as reported on the NASDAQ Global Select Market on that date).

(2)	One-third of the shares subject to these restricted stock units will vest on the one-year anniversary of the date of grant and the remaining shares will vest in two equal installments on the second and third anniversaries of the date of grant.

(3)	The performance based restricted stock units are subject to performance objectives set by the Compensation Committee (the “Committee”) of the Board of Directors and will vest in full or in part based on achievement of the performance objectives. If the Committee concludes that the objectives have not been met by January 1, 2014, the restricted stock unit shares will be forfeited.

(4)	The Board of Directors approved equity awards subject to time-based vesting with a dollar value of $3.5million (exclusive of performance based restricted stock units; see footnotes 3 and 5) to Dr. Coles. These awards are comprised of a stock option and restricted share units allocated based on a pre-determined split. The number of shares subject to these awards will be computed by Onyx on the grant date, March 30, 2012, based on the average closing price of one share of Onyx’s common stock between March 1, 2012 and March 30, 2012, using a pre-determined Black-Scholes multiplier.

(5)	The Board of Directors approved a performance-based restricted stock unit award with a dollar value of $2.25 million to Dr. Coles. The number of shares subject to this award will be computed by the company on March 30, 2012 based on the average closing price of one share of Onyx’s common stock between March 1, 2012 and March 30, 2012.

(6)	Exclusive of performance based restricted stock units (see footnote 3), the Compensation Committee of the Board of Directors approved equity awards subject to time-based vesting with an aggregate dollar value of $1.126 million to Mr. Fust, $1.22 million to Dr. Love, and $938,000 to Ms. Foster-Cheek. These awards are comprised of a stock option and restricted share units allocated based on a pre-determined split. The number of shares subject to these awards will be computed by Onyx on the grant date, March 30, 2012, based on the average closing price of one share of Onyx’s common stock between March 1, 2012 and March 30, 2012, using a pre-determined Black-Scholes multiplier.

(7)	Ms. Brege’s employment with the Company terminated as of December 31, 2011. In accordance with the bonus plan, she is entitled to payment of the bonus she earned for 2011.